Exhibit 99.1
FOR IMMEDIATE RELEASE
PARLUX REPORTS SELECTED FINANCIAL RESULTS FOR SECOND QUARTER
ENDED SEPTEMBER 30, 2006
Authorizes Additional Stock Buy-Back Program of Ten Million Shares
FORT LAUDERDALE — January 9, 2007 — PARLUX FRAGRANCES, INC (NASDAQ: PARL) announced today selected financial results for the three month and six month periods ended September 30, 2006.
Net sales for the three months ended September 30, 2006 were approximately $39.1 million, compared to approximately $39.3 million for the same period of the prior year, a decrease of approximately 1%. Net income was approximately $3.5 million compared to approximately $4.4 million for the same period of the prior year, a decrease of approximately 20%. The decrease in net income is attributable to lower gross margins, minimum royalties for certain non-fragrance products, duplicate warehouse and temporary storage expenses and additional interest expense. These additional costs were partially offset by an approximate $1.8 million gain from the sale of our investment in E Com Ventures, Inc.
Net sales for the six months ended September 30, 2006 were approximately $79.8 million, compared to approximately $73.1 million for the same period of the prior year, an increase of 9%. The Company reported a net loss of approximately $10.6 million for the period, compared to a net profit of approximately $8.3 million for the same period of the prior year. The net loss was attributable to a one-time, non-cash share-based compensation charge of approximately $16.2 million relating to the modification of outstanding warrants as a result of the Company’s June 16, 2006 common stock split.
In addition, the Company announced that the review of its financial results for the period ended September 30, 2006 by its independent auditors has been delayed as a result of an Amended Class Action Complaint filed on November 8, 2006. Parlux believes that the allegations of the Complaint are without merit and legal counsel continues to vigorously contest the action. As a result of the allegations in the Complaint, the Company’s Audit Committee, in late November, 2006, engaged experienced Special Audit Committee Counsel who then simultaneously engaged experienced independent forensic accountants to investigate the allegations. Their investigation is in process. The Company anticipates filing its Form 10-Q for the quarter ended September 30, 2006, shortly after the completion of this investigation.
Parlux also announced today that its Board of Directors has authorized a common stock buy-back program not to exceed ten million shares, subject to price and other limitations. Over the last ten years, the Company has authorized and successfully completed numerous common stock buy-back programs, totaling more than 50% of its outstanding shares on an equivalent basis (10,564,957 treasury shares purchased during that period through September 30, 2006 were not affected by the stock split). The most recent program was completed in December 2006.
Ilia Lekach, Chairman and Chief Executive Officer, said, “We are pleased with the operating performance of Parlux and are optimistic about our brand portfolio’s prospects, as sales of our continuing brands for the third quarter ended December 31, 2006 were higher than the same quarter last year. The more than $60 million in cash received from our recent sale of the Perry Ellis fragrance license and related assets, leaves Parlux well-positioned to enhance value for our shareholders. We have paid down our bank debt and intend to continue to invest in the Company’s most promising growth opportunities, while returning value to shareholders through our stock buy-back program.”

Parlux also announced today that the NASDAQ has set a date of February 1, 2007 in response to the Company’s request for a hearing before the NASDAQ Listing Qualifications Panel regarding the timing of filing the Company’s second quarter Form 10-Q. Shares of Parlux common stock will continue trading on the NASDAQ pending the Panel’s decision, which may take up to several weeks to be determined. There can be no assurance that the Panel will grant a request for continued listing if the September 30, 2006 Form 10-Q is not filed within a reasonable period of time.
About Parlux Fragrances, Inc.
Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton fragrances, watches, cosmetics, sunglasses, handbags and other small leather accessories in addition to licenses to manufacture and distribute the designer fragrance brands of GUESS?, XOXO, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, babyGund and Fred Hayman Beverly Hills.
Additional Information
This information is being furnished on behalf of Parlux by its Board of Directors. Parlux will be sending definitive consent revocation solicitation materials to shareholders of record on the record date. The information contained in those materials is important to the interests of shareholders, including information required to be presented about the participants in the consent revocation solicitation. You may obtain a copy of the preliminary consent revocation materials on form PRE14A, when filed with the SEC, and the definitive consent revocation materials, when filed, free of charge at the SEC’s website at www.sec.gov. Parlux will also provide you with a copy of these materials without charge by directing your request to Parlux Fragrances, Inc. Attention: Investor Relations.
Parlux and its directors are participants in a solicitation of proxies for Parlux’s consent revocation solicitation. Information regarding these participants and their interests is contained in a filing under Rule 14a-12 filed by Parlux with the Securities and Exchange Commission on January 8, 2007.
Certain Information Regarding Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Parlux or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and Parlux’s ability to introduce new products in a cost-effective manner, general economic conditions and continued compliance with the covenants in our credit facility. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Parlux undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Contacts
Dan Katcher / Steve Frankel
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449